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                                                                      Exhibit 21

                                KCS ENERGY, INC.

     LIST OF WHOLLY-OWNED SUBSIDIARIES

                  KCS Resources, Inc.
                  KCS Pipelines Systems, Inc.
                        Enercorp Gas Marketing, Inc.
                  KCS Energy Risk Management, Inc.
                  National Enerdrill Corporation
                  Proliq, Inc.
                        KCS Energy Marketing, Inc.
                  KCS Power Marketing, Inc.
                  KCS Michigan Resources, Inc.
                  KCS Energy Services, Inc.
                  KCS Medallion Resources, Inc.
                  Medallion California Properties, Inc.
                  Medallion Gas Services Company
                  GED Energy Services, Inc.